Exhibit 99.1

Fred's Reports Strong Second Quarter Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 27, 2009--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended August 1, 2009.

For the second quarter of 2009, Fred's net income increased to $4.2 million or $0.11 per diluted share from $1.0 million or $0.03 per diluted share in the same quarter last year. Included in the results of the second quarter were expenses amounting to $0.9 million or $0.02 per diluted share relating to tax audits of the years 2004 through 2007. Excluding the effects of these tax audits and year-earlier net costs incurred with the Company's store-closing program, earnings per diluted share increased 30% to $0.13 from $0.10 for the second quarter last year, while adjusted net income increased to $5.1 million from $4.2 million for the second quarter last year.

For the six months ended August 1, 2009, net income increased 54% to $12.8 million or $0.32 per diluted share from net income of $8.3 million or $0.21 per diluted share for the first six months of 2008. Excluding the effects of the tax audits in the current year and net costs incurred with the Company's store-closing program in the first six months of 2008, net income increased 19% to $13.7 million or $0.34 per diluted share from $11.5 million or $0.29 per diluted share last year.

Fred's total sales for the second quarter of fiscal 2009 declined 3% to $434.2 million from $447.1 million for the same period last year, reflecting the closing of 74 underperforming stores and 23 underperforming pharmacies in 2008. Excluding stores closed last year, total sales from ongoing stores were flat in the second quarter of 2009 compared with the year-earlier period. On a comparable store basis, second quarter sales declined 1.3% compared with a 4.9% increase in the same period last year.

For the first half of 2009, total sales declined 2% to $892.6 million from $911.4 million in the year-earlier period. Excluding stores closed last year, total sales from ongoing stores increased 2% in the first six months of 2009 versus the year-earlier period. Comparable store sales for the 2009 year-to-date period increased 0.8% versus 3.5% in the prior-year period.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "Our team is pleased with the Company's strong operating performance, with earnings per share increasing 30% when the effect of tax audits and last year's store-closing costs are excluded. We expect to continue with our solid operational improvements and expense control in the face of even stronger economic headwinds this year, which were reflected in lower-than-expected sales for the quarter. Despite the quarter's challenges, we are gratified to note that our bottom-line results, excluding the one-time tax adjustment, were in line with expectations.

"Looking toward the third quarter, we anticipate discretionary spending will remain down, and strong promotional activity will continue," Efird added. "We remain committed to improving our customers' shopping experience through improved products, upgraded and remodeled stores, and better customer service. Adding to this intensified program and our enhanced operating structure, our marketing and merchandising team has put together an aggressive and exciting set of promotional programs for the balance of the year. Our objective is to extend the positive trend we have seen in our operating performance while regaining sales momentum."

Fred's gross profit for the second quarter of 2009 declined 3% to $120.7 million from $123.9 million in the prior-year period. Gross margin for the quarter improved 0.1% to 27.8% compared with 27.7% in the same quarter last year. The overall improvement in gross margin resulted primarily from controlling clearance markdowns and lower freight costs. The improvement in general merchandise departments was offset partially by tighter competitive pricing on pharmacy department sales. Gross profit for the first half of 2009 declined 3% to $249.7 million from $256.3 million last year. Gross margin for the year-to-date period in 2009 was 28.0% versus 28.1% last year.

Selling, general and administrative expenses, including depreciation and amortization, trended favorably in the second quarter of 2009, declining to 25.9% of sales versus 27.3% of sales in the year-earlier period. The 140-basis-point expense leverage came from managing store and distribution costs throughout the quarter and costs associated with store closings incurred during the second quarter last year. For the first half of 2009, selling, general and administrative expenses improved by 100 basis points to 25.6% of sales compared with 26.6% of sales in the first six months of last year.

Operating income for the second quarter of 2009 increased to $8.2 million or 1.9% of sales from $1.9 million or 0.4% of sales in the prior-year period. Adjusting to exclude the effects of the year-earlier net costs incurred with the Company's store-closing program, operating income increased 22% to $8.2 million from $6.7 million. As a percent of sales, operating income improved to 1.9% of sales compared with 1.5% in the year-earlier period, again adjusting for the effect of the year-earlier store-closing costs.

For the year-to-date period in 2009, operating income increased to $21.8 million or 2.4% of sales from $13.7 million or 1.5% of sales a year ago. Excluding the effects of the tax audit and year-earlier net costs incurred with the Company's store-closing program, operating income increased 18% to $21.8 million or 2.4% of sales from $18.5 million or 2.1% of sales in the same period last year. The improvement was primarily attributable to retaining the savings that resulted from the 2008 store closings and by managing operating expenses throughout the Company.

Fred's opened seven new pharmacies in the second quarter. During the first six months of the current fiscal year, Fred's opened three new stores, three new express pharmacy locations, and 7 additional new pharmacies.

In the third quarter of 2009, the Company expects total sales to increase 1% to 3%. Comparable store sales also are expected to be in the range of flat to up 2% for the quarter. This compares with a comparable store sales increase of 1.4% in the third quarter last year. Earnings per diluted share are forecasted to be in the range of $0.18 to $0.21 for the third quarter compared with earnings per share of $0.15 in the same period last year. Based on this outlook, the Company expects total earnings per diluted share for 2009 to be in the range of $0.73 to $0.80.

Fred's, Inc. operates 669 discount general merchandise stores, including 24 franchised Fred's stores at year-end. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 27, 2009.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended August 1, 2009	13 Weeks Ended August 2, 2008	Percent Change
Net sales	$434,214	$447,127	-2.9%
Operating income	$8,156	$1,946	319.1%
Net income	$4,240	$1,033	310.5%
Net income per share:
Basic	$0.11	$0.03	266.7%
Diluted	$0.11	$0.03	266.7%
Average shares outstanding:
Basic	39,914	39,794
Diluted	39,986	39,820

	26 Weeks Ended August 1, 2009	26 Weeks Ended August 2, 2008	Percent Change
Net sales	$892,594	$911,419	-2.1%
Operating income	$21,837	$13,684	59.6%
Net income	$12,790	$8,283	54.4%
Net income per share:
Basic	$0.32	$0.21	52.4%
Diluted	$0.32	$0.21	52.4%
Average shares outstanding:
Basic	39,904	39,879
Diluted	40,001	39,894

FRED'S, INC. Unaudited Fiscal 2009 Second Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended August 1, 2009	% of Total	13 Weeks Ended August 2, 2008	% of Total
Net sales	$434,214	100.0%	$447,127	100.0%
Cost of goods sold	313,472	72.2%	323,276	72.3%
Gross profit	120,742	27.8%	123,851	27.7%
Depreciation & amortization	6,489	1.5%	6,779	1.5%
Selling, general and administrative expenses	106,097	24.4%	115,126	25.8%
Operating income	8,156	1.9%	1,946	0.4%
Interest (income) expense, net	78	0.0%	77	0.0%
Income before income taxes	8,078	1.9%	1,869	0.4%
Provision for income taxes	3,838	0.9%	836	0.2%
Net income	$4,240	1.0%	$1,033	0.2%
Net income per share:
Basic	$0.11		$0.03
Diluted	$0.11		$0.03
Weighted average shares outstanding:
Basic	39,914		39,794
Diluted	39,986		39,820

Unaudited Fiscal 2009 Six-month Results (in thousands, except per share amounts)

	26 Weeks Ended August 1, 2009	% of Total	26 Weeks Ended August 2, 2008	% of Total
Net sales	$892,594	100.0%	$911,419	100.0%
Cost of goods sold	642,875	72.0%	655,087	71.9%
Gross profit	249,719	28.0%	256,332	28.1%
Depreciation & amortization	12,927	1.5%	13,862	1.5%
Selling, general and administrative expenses	214,955	24.1%	228,786	25.1%
Operating income	21,837	2.4%	13,684	1.5%
Interest (income) expense, net	187	0.0%	250	0.0%
Income before income taxes	21,650	2.4%	13,434	1.5%
Provision for income taxes	8,860	1.0%	5,151	0.6%
Net income	$12,790	1.4%	$8,283	0.9%
Net income per share:
Basic	$0.32		$0.21
Diluted	$0.32		$0.21
Weighted average shares outstanding:
Basic	39,904		39,879
Diluted	40,001		39,894

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	August 1, 2009	August 2, 2008
ASSETS:
Cash and cash equivalents	$51,350	$9,555
Inventories	308,918	335,341
Receivables	28,586	28,079
Other non-trade receivables	16,098	18,343
Prepaid expenses and other current assets	10,462	11,045
Total current assets	415,414	402,363
Property and equipment, net	138,668	141,614
Other non-current assets	15,441	10,560
Total assets	$569,523	$554,537

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$90,291	$87,088
Current portion of indebtedness	261	609
Current portion of capital lease obligation	--	--
Accrued expenses and other	43,125	44,844
Deferred income taxes	13,557	15,695
Income taxes payable	1,302	--
Total current liabilities	148,536	148,236

Long-term portion of indebtedness	4,742	4,937
Deferred income taxes	1,263	7,687
Long-term portion of capital lease obligations	--	--
Other non-current liabilities	15,937	13,591
Total liabilities	170,478	174,451
Shareholders' equity	399,045	380,086
Total liabilities and shareholders' equity	$569,523	$554,537

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer